Exhibit 2

                            STOCK PURCHASE AGREEMENT

                                 by and between

                          CENTRACK INTERNATIONAL, INC.

                                       and

                              LANCER OFFSHORE, INC.

                                October 18, 2001

                            STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this
28th day of September, 2001, by and between CENTRACK INTERNATIONAL, INC., a
Delaware corporation (hereinafter referred to as "CENK"), and LANCER OFFSHORE,
INC., a Curacao, Netherlands Antilles corporation (hereinafter referred to as the "Company").

                                    RECITALS:

WHEREAS, the Company desires to purchase from CENK 40,000,000 shares of CENK
Common Stock as well as certain common stock purchase warrants as described hereinafter;

WHEREAS, the Company desires to fund, grow and expand the business interests of
CENK in a manner consistent within the Company's sole business judgment and discretion; and,

WHEREAS, in consideration of the above, CENK desires to sell to the Company the aforementioned securities;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1.  PURCHASE AND ISSUANCE OF SHARES

1.1  Consideration and Share. CENK and the Company hereby agrees that the
     Company shall pay the sum of $400,000 to CENK on the Closing Date (as
     hereinafter defined), in exchange for 40,000,000 shares of CENK Common
     Stock, $.001 par value (the "CENK Shares"), along with 5,000,000 warrants at $.01 exercisable through December 31, 2001, 20,000,000 warrants at $.05 exercisable through September 28, 2004 and 20,000,000 warrants at $.10 exercisable through September 28, 2006, all such warrants to be executed under separate agreements (collectively, the "CENK Warrants"). The CENK
     Shares and the CENK Warrants are sometimes collectively referred to as the
     "Securities." The $400,000 shall be used by CENK to satisfy any and all
     CENK obligations including debts, all broker commissions, if any, or and distributions to shareholders.

1.2. Reverse Stock Split. At or prior to the Closing Date, CENK shall affect a
     1:100 reverse stock split of its outstanding common stock and corresponding securities, which shall take place prior to the issuance of the Securities to the Company. As a result, there will be issued and outstanding at the
     Closing, giving affect to the reverse stock split and consummation of this transaction, a total of 43,039,513 shares of common stock, of which the
     Company will own 40,000,000 shares of common stock in addition to the CENK
     Warrants and underlying common stock and the securities to be issued to
     Stenton Leigh Business Resources, Inc., as described hereafter. All costs associated with effectuating the reverse stock split shall be borne by the
     Company.

1.3. Delivery of Shares and Funds. On or before the Closing Date, CENK shall instruct its transfer agent to (i) issue a valid stock certificate in the amount of 40,000,000 shares of CENK to the Company and a valid stock certificate in the amount of 2,000,000 shares of CENK to Stenton Leigh
     Business Resources, Inc., along with the CENK Warrants and 1,000,000 warrants at $.05 exercisable until September 28, 2004, and 1,000,000 warrants at $.10 exercisable until September 28, 2006, all such warrant agreements to have a cashless exercise  provision  to be executed  under separate agreements ("the SLBR Warrants"), and (ii) to forward the CENK
     Shares and CENK Warrants to Thornhill Group, Inc. The Company shall instruct Thornhill Group, Inc. that, upon receipt of the CENK Securities or verification that the CENK Securities have been issued, to notify the
     Company and for the Company to simultaneously release said $400,000 in funds as per the wire instructions issued to CENK.

1.4  Investment Intent. The CENK Securities have not been registered under tile
     Securities Act of 1933, as Amended (the "Act"), and may not be resold unless the CENK  Securities are registered under the Act or an exemption form such registration is available. The Company represents and warrants that they are acquiring the CENK Securities for their own account, for investment, and not with a view to the sale or distribution of the CENK
     Securities. Each certificate representing the CENK Securities will have a legend thereon incorporating language as follows:

          "The Securities represented by this certificate have not
          been registered under the Securities Act of 1933, as
          amended (the "Act"). The Securities have been acquired
          for investment and may not be sold or transferred in the
          absence of an effective Registration Statement for the
          Securities under the Act unless in the opinion of counsel
          satisfactory to the Company, registration is not required
          under the Act."

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants as follows:

2.1  Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is entitled to own  or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted, including in the United States.

2.2  Authority of the Company; Execution of Agreement. The Company has all
     requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by them hereunder. No consent, authorization, approval, license, permit or order of, or filing with, any person or governmental authority is required in connection with the execution of the transactions and obligations to be performed by them hereunder. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws.

2.3  Investment. The Company warrants and acknowledges that the Securities have not been registered under the Securities Act of 1933 or under applicable state blue sky laws; the Company is acquiring the Securities for its own account; the Company is an experienced and sophisticated investor, is able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of acquiring the Securities;
     and the Company is aware that the Securities may not be sold unless such securities are registered pursuant to the Act or qualify for an exemption from such registration.

2.4  Full Disclosure.  No representation or warranty by the Company in this
     Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to CENK pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of the Company.

SECTION 3.  REPRESENTATION AND WARRANTIES OF CENK

CENK hereby represents and warrants to the Company as follows:

3.1  Organization and Good Standing. CENK is a corporation duly organized, validly existing and in good standing under the laws of the State of
     Delaware and is entitled to own or lease its properties and to carry on its business and in the places where such properties are now owned, leased, or operated and such business in now conducted.

3.2  The CENK Securities. The CENK Securities to be issued to the Company have been or will have been duly authorized by all necessary corporate and shareholder actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

3.3  Financial Statements: Books and Records. There had been previously delivered to the Company the audited  Balance  Sheet of CENK as of May 31,
     2000, the audited Statement of Operations for the two years ended May 31,
     2000, the unaudited Balance Sheet of CENK as of February 28, 2001 (the
     "Balance Sheet") and the related unaudited Statement of Operations for the period then ended (collectively the "Financial Statements"). The Financial
     Statements are true and  accurate and fairly represent the financial position of the Company as at such dates and the results of its operations for the periods then ended, and have been prepared in accordance with generally accepted accounting principles consistently applied except as otherwise indicated. It is agreed by both the Company and CENK that the
     Company shall bear all costs for the completion of the 2001 audit and
     10-KSB to be completed.

3.4  Compliance with Laws. CENK has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to its operations which, if not complied with, would materially and adversely affect the business of CENK or the trading market for the shares of CENK's common stock.

3.5  No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

     (i)  violated any provision of the Certificate of Incorporation or By-Laws of CENK;

     (ii) violated, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which CENK is a party or by or to which
          CENK is a party or by or to which  it or any of its assets or properties may be bound or subject;

     (iii)violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, CENK or upon the securities properties or business of
          CENK; or

     (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

3.6  Actions and Proceedings. Except as indicated on Schedule 3.6 hereto, there is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving CENK or its officers or directors. Except as indicated on
     Schedule 3.6 hereto, there is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving CENK or any of its properties or assets.
     Except as may be set forth therein, there is no fact, event or circumstances  that may give rise to any suit, claim, investigation or proceeding.

3.7  Liabilities. Except as indicated on Schedule 3.7 hereto, CENK does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit
     (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on the CENK Balance Sheet. After the disbursement of funds contemplated on or near the Closing Date, CENK will not have any Liabilities in excess of $1,000 in the aggregate.

3.8  Operations of CENK. Except as may be set forth in Schedule 3.8 hereto, since the date of the CENK Balance Sheet, CENK has not and will not have:

     (i)  incurred any indebtedness for borrowed money;

     (ii) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

     (iii)made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

     (iv) acquired or incurred any material assets or liabilities;

     (v)  have any plan for the benefit of employees of CENK; or

     (vi) have in existence, entered into or modified any contract, agreement or transaction.

3.9  Authority to Execute and Perform Agreements. CENK has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.
     This Agreement has been duly executed and delivered and is the valid and binding obligation of CENK enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights. The execution and delivery of this Agreement and the  consummation of the transactions contemplated hereby and the performance by CENK of this
     Agreement, in accordance with its respective terms and conditions will not:

     (i)  require the  approval  or consent of any  governmental  or  regulatory body,  the  shareholders  of CENK,  or the  approval or consent of any other person;

     (ii) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to CENK, or any instrument, contract or other agreement to which CENK is a party or by or to which CENK is bound or subject; or

     (iii)result in the creation of any lien or other encumbrance on the assets or properties of CENK.

3.10.Options, Warrants and Derivative Securities. Except as disclosed on
     Schedule 3.10  hereto, CENK does not have any options, warrants or derivative securities involving the purchase or conversion into common stock or other securities of CENK.

3.11 Capitalization. The authorized capital stock of CENK consists of
     120,000,000 shares of common stock, $.001 par value per share, of which
     1,039,513 shares of common stock are presently issued and outstanding giving effect to the 1:100 reverse stock split and prior to the issuance of the securities contemplated by this Agreement. All outstanding shares of common stock are validly issued, fully paid and non-assessable. There are no shares of preferred stock authorized or outstanding.

3.12 Books and Records. The records and documents of CENK accurately reflect in all material respects the information relating to the business of and the nature of all transactions giving rise to the obligations or accounts receivable of CENK.

3.13 SEC Documents, Financial Statements. The Common Stock of CENK is registered pursuant to Section 12(g) of the Securities Exchange Act, and CENK is
     current with all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act through
     February 28, 2001. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities
     Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such documents, and, as of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, no misleading. The financial statements of CENK included in the SEC
     Documents comply as to form in all material respects with applicable accounting requirements under GAAP and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto.
     Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of CENK as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

3.14.Full Disclosure. No representation or warranty by CENK in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to the Company pursuant hereto or in connection with the execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of CENK. The foregoing notwithstanding, all of the aforementioned representations and warranties are qualified to the extent that any of the companies or businesses acquired or divested pursuant to the Company's then current business plan may include events, conditions or circumstances involving matters contemplated by such representations and warranties, the disclosure of which will not be made pursuant to this
     Agreement.

SECTION 4.  COVENANTS

4.1  Corporate Examinations and Investigations.  Prior to the Closing Date, the
     parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and  operations, books, records and financial condition of the other as they each may reasonably require.  No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.

4.2  Expenses. Each party hereto agrees to pay its own costs and expense in negotiating this Agreement and consummating the transactions described therein.

4.3  Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

4.4  Confidentiality. In the event the transactions contemplated by this
     Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith for a period of one (1) year from the date hereof, provided, however, such obligation shall not apply to information which:

     (i)  at the time of disclosure was public knowledge;

     (ii) after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

     (iii)the receiving party had within its possession at the time of disclosure.

4.5  Stock Certificates. As of the Closing Date, the Company shall have deposited cleared US funds in the amount of $400,000 with Thornhill Group,
     Inc. - Trust Account. Additionally, as of the Closing Date, CENK shall instruct its transfer agent (Executive Registra) to issue to the Company the 40,000,000 CENK Shares (post reverse  split) and to issue to Stenton
     Leigh Business Resources, Inc. the 2,000,000 shares of common stock (post reverse split). CENK will also issue and deliver to the Thornhill Group,
     Inc. the CENK Warrants and the SLBR Warrants.

4.6  Board of Directors of CENK. Upon the receipt of the funds by CENK from the
     Company, the present officers and directors of CENK shall immediately resign and disperse such funds as outlined in Section 1.1. Prior to the
     Closing, Kathryn R. Braithwaite and Laurence S. Isaacson shall be elected as Directors of CENK, and Laurence S. Isaacson shall be elected as
     President and Secretary of CENK.

4.7  Assignment of Shares by the Company. Simultaneously with the Closing, the
     Company shall have the right to designate the allocation of the CENK Shares and CENK Warrants to designees as determined by it.

SECTION 5.  SURVIVAL OF REPRESENTATION AND WARRANTIES OF CENK

Notwithstanding any right of the Company fully to investigate the affairs of
CENK, the former shall have the right to rely upon the representations, warranties, covenants and agreements of CENK contained in this Agreement or in any document delivered by CENK or any of its representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for twelve (12) months following the
Closing.

SECTION 6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Notwithstanding any right of CENK fully to investigate the affairs of the
Company, CENK has the right to rely upon the representations, warranties, covenants and agreements of the Company contained in this Agreement or in any document delivered to CENK by the latter of any of their representatives in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for twelve (12)
months following the Closing.

SECTION 7.  INDEMNIFICATION

7.1  Obligation of CENK to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 5, CENK, its officers and directors hereby agree to indemnify, defend and hold harmless the Company from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (a "Loss") based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of CENK contained in this
     Agreement.

7.2  Obligation of the Company to Indemnify. Subject to the limitations on the survival of representations and warranties contained in Section 6, the
     Company agrees to indemnify, defend and hold harmless CENK from and against any Loss, based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

SECTION 8.  THE CLOSING DATE

The Closing Date shall be deemed to take place no later than October 30, 2001.
The parties shall provide each other with such documents and funds as may be necessary or appropriate in order to consummate the transactions contemplated hereby including evidence of due authorization of the Agreement and the transactions contemplated hereby.

SECTION 9.  MISCELLANEOUS

9.1  Waivers. The wavier of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

9.2  Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

9.3  Assignment. This Agreement is not assignable except by operation of law.

9.4. Notices. Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

                  The Company:   Lancer Offshore, Inc.
                                     375 Park Avenue
                                     New York, NY 10152
                                     Attn: Michael Lauer, Investment Manager

                  CENK:          CENTRACK INTERNATIONAL, INC,
                                     1515 North Federal Highway
                                     Suite 300
                                     Boca Raton, FL 33432
                                     George E. Weast, President

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

9.5  Governing. This Agreement shall be construed, and the legal relations be the parties determined, in accordance with the laws of the State of
     Florida, thereby precluding any choice of law rules which may direct the applicable of the laws of any other jurisdiction.

9.6  Arbitration. Any dispute arising under or related to this Agreement that the parties are unable to resolve by themselves shall be settled by arbitration in Palm Beach County, Florida, by a panel of three arbitrators.
     The parties shall each designate one disinterested arbitrator and the two arbitrators so designated shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as accountants, appraisers and bankers shall be  acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the rules of the
     American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on the parties. Costs and expenses of the arbitration proceeding shall be assessed between the parties in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators.  No action at law or suit in equity based upon any claim arising out of or relating to this Agreement shall be instituted in any court by a party against another except an action to compel arbitration pursuant to this paragraph, an action to enforce the award of the arbitration panel rendered in accordance with this paragraph, or a suit for specific performance as may be specifically provided herein.

9.7  Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party.

9.8  Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, if any) and the collateral agreements in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase and issuance of the Shares and the CENK Shares and related transactions, and supercede all prior agreements, written or oral, with respect thereto.

9.9  Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this
     Agreement.

9.10 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity of enforcement of any other provision or any part thereof.

9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed including facsimile copies, shall constitute an original copy hereof, but all of which  together shall be considered as one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on September 28,
2001.

                                          CENTRACK INTERNATIONAL, INC.

                                          By: _________________________________
                                              George E. Weast, President
                                              duly authorized

                                          LANCER OFFSHORE, INC.

                                          By: _________________________________
                                              Michael Lauer
                                              Investment Manager